Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated March 12, 2025, relating to the financial statements of Aether Infrastructure & Natural Resources Fund, as of February 26, 2025, and to the references to our firm under the heading “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio

March 20, 2025